Exhibit 10(ee)

FPL GROUP, INC.
EMPLOYEE RETENTION BONUS PLAN

SECTION 1.  General.  Effective December 18, 2005, FPL Group, Inc., hereby establishes the FPL Group, Inc., Employee Retention Bonus Plan to provide certain employees of the Company and Affiliates with an incentive to remain in the employment of the Company or an Affiliate. This Plan is intended to constitute a bonus program within the meaning of U.S. Department of Labor Regulation Section 2510.3- 2(c), and not an "employee pension benefit plan", as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 2.  Definitions.  The following terms when used in this Plan shall have the designated meaning:

(a)  "Administrator" shall mean the officer or officers of the Company designated by the Compensation Committee of the Board, or, in the absence of such designation, the Vice President of Human Resources of the Company.

(b)  "Affiliate" shall mean (i) any Person that, directly or indirectly, controls, is controlled by or is under common control with the Company (excluding any trustee under, or any committee with responsibility for administering, any plan) or (ii) an entity in which the Company has a significant equity interest, as determined by the Administrator in its sole discretion.

(c)  "Average Annual Incentive Compensation" shall mean the average of a Participant's two annual incentive awards under the Company's annual incentive plan earned by the Participant with respect to each of the two calendar years prior to the year of the Closing; provided, however, that (I) if the Participant has not been employed by the Company or an Affiliate for a sufficient period to have received two annual incentive awards, "Average Annual Incentive Compensation" shall mean (A) the annual incentive award that the Participant received with respect to the year prior to the year of the Closing, if the Participant received an award with respect to such year, or (B) the Participant's target annual incentive award for the year in which the Closing occurs, if the Participant has not yet received an annual incentive award from the Company or an Affiliate prior to the Closing, and (ii) for any year during which an annual incentive award was prorated because the Participant was employed by the Company or an Affiliate for a period of less than a full year, such award shall be annualized for purposes of determining the Participant's "Average Annual Incentive Compensation". The Administrator's determination of a Participant's Average Annual Incentive Compensation shall be binding and conclusive.

(d)  "Base Pay" shall mean a Participant's annual base salary or wages as of the Closing Date (except as otherwise provided herein). The Administrator's determination of Base Pay shall be binding and conclusive.

(e)  "Board" shall mean the Board of Directors of the Company.

(f)  "Cause" to terminate a Participant's employment shall exist if the Participant (i) engages in one or more acts constituting a felony or involving fraud or serious moral turpitude, thefts, unethical business conduct or conduct that seriously impairs the reputation of the Company or any Affiliate; (ii) wilfully and repeatedly refuses (except by reason of incapacity due to accident or illness) to substantially perform his or her duties; (iii) misappropriates assets of the Company or any Affiliate; (iv) engages in gross or wilful misconduct that is materially injurious to the Company; (v) violates the Company's Code of Conduct; (vi) knowingly or grossly negligently engages in any misconduct, or knowingly or grossly negligently fails to prevent any misconduct, in each case that leads to the material noncompliance of the Company with any financial reporting requirement under the Federal securities laws or causes the Company to be required to prepare a material accounting restatement; (vii) engages in one or more acts constituting a material violation of the Sarbanes-Oxley Act of 2002, as amended; (viii) uses drugs or alcohol in a manner that significantly interferes with the Participant's duties to the Company or its Affiliates; or (ix) engages in conduct or activities that constitute disloyalty to the Company or any Affiliate. The Administrator's determination of Cause shall be binding and conclusive.

(g)  "Closing" shall mean the consummation of the transactions contemplated by the Merger Agreement.

(h)  "Closing Date" shall mean the date of the Closing.

(i)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(j)  "Company" shall mean FPL Group, Inc., and any successor.

(k)  "Director" shall mean an individual who is a member of the Board.

(l)  "Disability", with respect to a Participant, shall mean a disability that would entitle a Participant to long-term disability benefits under the Company's long-term disability plan in which such Participant participates.

(m)  "Executive Officer" means an "officer" (as defined in Securities and Exchange Commission Rule 16a-1(f)) of the Company.

(n)  "Merger Agreement" shall mean the Agreement and Plan of Merger among the Company, Constellation Energy Group, Inc., and [Merger Sub], dated as of December 18, 2005.

(o)  "Participant" shall mean an employee selected to participate in this Plan pursuant to Section 3.

(p)  "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(q)  "Plan" shall mean this FPL Group, Inc., Employee Retention Bonus Plan.

(r)  "Retention Bonus" shall mean the cash bonus payable to a Participant pursuant to this Plan.

SECTION 3.  Participation. The Administrator shall select as Participants those individuals who are critical to the ongoing operations of the Company or any Affiliate, those whose departure would cause substantial disruption to operations or customer service and those who are instrumental and absolutely needed between the signing of the Merger Agreement and the Closing, including those who are critical to due diligence, Closing and post-Closing activities, in each case as determined by the Administrator in its sole discretion; provided, however, that the selection of Executive Officers as Participants shall be determined by the Compensation Committee of the Board, in its sole discretion. The Administrator, with respect to Participants who are not Executive Officers, or the Compensation Committee of the Board, with respect to Participants who are Executive Officers, shall designate employees eligible to participate in this Plan by written notice to the employee, and shall assign each Participant so designated to a level of benefits, as set forth in Section 5.

SECTION 4.  Entitlement to Benefits. A Participant who satisfies the requirements for receipt of a Retention Bonus set forth herein shall be entitled to receive part or all of his or her Retention Bonus, as provided in Sections 5, 6, 7 and 8.

SECTION 5.  Benefits. Each Participant shall be designated as a Level I Participant, a Level II Participant, a Level III Participant or a Level IV Participant. Such designation will be made by the Administrator, in its sole discretion, for Participants who are not Executive Officers, and by the Compensation Committee of the Board, in its sole discretion, for Participants who are Executive Officers. Retention Bonuses under this Plan shall be determined as follows

(a)  Level I - Each Level I Participant shall be eligible to receive a Retention Bonus in an amount equal to two times the sum of his or her (x) Base Pay and (y) Average Annual Incentive Compensation.

(b)  Level II - Each Level II Participant shall be eligible to receive a Retention Bonus in an amount equal to two times his or her Base Pay.

(c)  Level III - Each Level III Participant shall be eligible to receive a Retention Bonus equal to 1.5 times his or her Base Pay.

(d)  Level IV - Each Level IV Participant shall be eligible to receive a Retention Bonus equal to one times his or her Base Pay.

The exact amount of each Participant's Retention Bonus shall be determined by the Administrator, with respect to Participants who are not Executive Officers, and by the Compensation Committee of the Board, with respect to Participants who are Executive Officers, and communicated to the Participant in writing.

SECTION 6.  Requirement of Continued Employment. Subject to Sections 7 and 8, (a) a Participant shall be entitled to receive payment of the first 50% of his or her Retention Bonus only if he or she remains actively employed by the Company or an Affiliate through the Closing Date and (b) a Participant shall be entitled to receive payment of the second 50% of his or her Retention Bonus only if he or she remains actively employed by the Company or an Affiliate through the first anniversary of the Closing Date.

SECTION 7.  Payment in the Event of Termination of Employment by the Company without Cause. If a Participant's employment is terminated without Cause (other than by reason of death or Disability) by the Company and its Affiliates prior to the Closing Date, the Participant shall receive the full Retention Bonus that would have been payable to him or her pursuant to Section 6 had he or she remained actively employed by the Company or an Affiliate through the first anniversary of the Closing Date, as soon as administratively practicable after the Closing Date and conditioned upon the Closing. In such case, for purposes of determining the amount of the Participant's Retention Bonus, (a) Base Pay shall be determined as of the date of termination of employment and (b) for purposes of calculating the Participant's Average Annual Incentive Compensation, references to the year of the Closing in such term shall instead refer to the year of the Participant's termination of employment. If a Participant's employment is terminated without Cause (other than by reason of death or Disability) by the Company and its Affiliates after the Closing Date and before the first anniversary of the Closing Date, the Participant shall receive the second 50% of his or her Retention Bonus that would have been payable to him or her pursuant to Section 6(b) had he or she remained actively employed by the Company or an Affiliate through the first anniversary of the Closing Date, as soon as administratively practicable after the date of such Participant's termination of employment. Following a Participant's termination of employment, in order for the Participant to be entitled to receive any payment pursuant to this Section 7, the Participant must execute a waiver and release in such form and containing such terms and conditions as may be acceptable to the Company. Notwithstanding the foregoing, no amount shall be paid or payable hereunder if the Closing does not occur for any reason whatsoever.

SECTION 8.  Payment in the Event of Death or Disability. (a) In the event of a Participant's death or Disability prior to the Closing Date, the Participant shall receive the full Retention Bonus that would have been payable to him or her pursuant to Section 6 had he or she remained actively employed by the Company or an Affiliate through the first anniversary of the Closing Date, as soon as administratively practicable after the Closing Date and conditioned upon the Closing. In such case, for purposes of determining the amount of the Participant's Retention Bonus, (a) Base Pay shall be determined as of the date of death or Disability and (b) for purposes of calculating the Participant's Average Annual Incentive Compensation, references to the year of the Closing in such term shall instead refer to the year of the Participant's death or Disability. In the event of a Participant's death or Disability after the Closing Date and before the first anniversary of the Closing Date, the Participant shall receive the second 50% of his or her Retention Bonus that would have been payable to him or her pursuant to Section 6(b) had he or she remained actively employed by the Company or an Affiliate through the first anniversary of the Closing Date, as soon as administratively practicable after the date of death or determination of Disability. Following a Participant's death or Disability, in order for a Participant or his or her beneficiaries or legal representatives to be entitled to receive any payment pursuant to this Section 8, the Participant or such beneficiaries or legal representatives must execute a waiver and release in such form and containing such terms and conditions as may be acceptable to the Company. Notwithstanding the foregoing, no amount shall be paid or payable hereunder if the Closing does not occur for any reason whatsoever.

(b)  If a Participant shall be or become incompetent to receive any payments under this Section 8, the Company, in its sole and absolute discretion, may make payment in one or more of the following ways: (i) directly to such Participant; (ii) to his or her legal guardian or conservator; or (iii) to his or her spouse or to any person charged with his or her support, to be expended for his or her benefit. The decision of the Company shall be final and binding upon all parties in interest. Any such payment shall completely discharge the obligation of the Company with regard to such payment.

(c)  Upon the death of a Participant, benefits payable to the Participant under this Plan shall be paid to the spouse to whom the Participant was married on the date of his or her death. If the Participant was not married at the time of his or her death, such benefits shall be paid to the Participant's estate.

SECTION 9.  Timing of Payment. (a) Except as otherwise set forth in Sections 7 and 8, payment of the first 50% of the Retention Bonus to a Participant who has satisfied the requirements of Section 6(a) shall be made as soon as administratively practicable after the Closing Date, and payment of the second 50% of the Retention Bonus to a Participant who has satisfied the requirements of Section 6(b) shall be made as soon as administratively practicable following the first anniversary of the Closing Date.

(b)  Payment of the Retention Bonus under the provisions of Section 7 shall be made as set forth in Section 7.

(c)  Payment of the Retention Bonus under the provisions of Section 8 shall be made as set forth in Section 8.

SECTION 10.  Manner of Payment. Payment of amounts due under this Plan shall be made by Company check mailed to the Participant at the last known address of the Participant in the possession of the Company.

SECTION 11.  Withholding. Federal, state, local and other taxes may be deducted and withheld from any amounts payable under this Plan as required pursuant to any applicable law or regulation.

SECTION 12.  Breach by Participant. The Company shall have the right to terminate payments to a Participant if the Participant breaches his or her obligations under this Plan.

SECTION 13.  Administration. The Administrator shall have full power and authority to carry out the provisions of this Plan (except where such authority is reserved in the Compensation Committee of the Board), including the authority to construe, interpret and administer this Plan, to select the employees to become Participants and to determine the level of benefits to be provided to each Participant. Decisions of the Administrator shall be final, conclusive and binding on all parties. The Compensation Committee of the Board has all the power and authority of the Administrator and may act in lieu of the Administrator at any time.

SECTION 14.  Confidentiality. Each Participant's participation in this Plan and designation for a particular Retention Bonus is confidential, except to the extent that such participation or designation is required to be disclosed for purposes of the Federal securities laws. To the extent that the participation of a Participant in this Plan or the designation of a Participant for a particular Retention Bonus is not required to be disclosed for purposes of the Federal securities laws, (a) the Participant shall not disclose, publicize or discuss such Participant's participation in this Plan or such Participant's Retention Bonus with anyone, except his or her spouse, attorney, accountant and/or manager or supervisor, or as may be required by law or ordered by a court with valid jurisdiction over such matter, (b) in the event that the Participant discloses his or her participation in this Plan or his or her Retention Bonus to his or her spouse, attorney, accountant and/or manager or supervisor, it shall be the Participant's duty to advise said individual(s) of the confidential nature of such Participant's participation in this Plan and his or her Retention Bonus and to direct such individuals not to disclose, publicize, or discuss such Participant's participation in this Plan and his or her Retention Bonus, except as may be required by law or ordered by a court with valid jurisdiction over such matter and (c) if the Participant discloses, publicizes, or discusses his or her participation in this Plan or his or her Retention Bonus with anyone other than his or her spouse, attorney, accountant and/or manager or supervisor, or except as may be required by law or ordered by a court with valid jurisdiction over such matter, the Participant shall forfeit the right to payment of the Retention Bonus.

SECTION 15.  Assignment of Benefits. No Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law, except as may be otherwise required by law in connection with marital, dissolution or child support obligations, or be subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process.

SECTION 16.  Impact of Enactment. (a) Nothing in this Plan shall be deemed to give any person the right to be retained in the service of the Company or be deemed to interfere with the right of the Company to discharge any person.

(b)  Nothing contained herein shall preclude a Participant from receiving, in addition to any benefits provided under this Plan, any payments under any employee benefit plan established by the Company or any Affiliate or under any agreement between the Company and the Participant, including any severance payments payable to a Participant pursuant to any severance plan or agreement applicable to such Participant.

(c)  Nothing provided herein shall entitle a Participant to any benefits under any other employee benefit program of the Company other than in accordance with the terms and provisions of such employee benefit programs.

(d)  No Retention Bonus payable hereunder shall be considered compensation for purposes of any other benefit plan.

SECTION 17.  Disputes. In the event of a dispute as to the interpretation or application of or an alleged breach of any provision of this Plan, such dispute shall be heard by a judge, not a jury, in Palm Beach County, Florida, Circuit Court, or the United States District Court for the Southern District of Florida.

SECTION 18.  Amendment and Termination. The Administrator may, by written instrument, amend or terminate this Plan, in whole or in part, at any time, but in no event shall any amendment or termination adversely affect the rights of any Participant with respect to this Plan.

SECTION 19.  Miscellaneous. (a) This Plan shall be interpreted and construed under the laws of the State of Florida without regard to its principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

(b)  This Plan shall be binding upon the Company and any and all of its successors, assigns and transferees.

(c)  For purposes of this Plan, the singular shall include the plural, unless the context clearly indicates to the contrary. Headings and sub-headings are for ease of reference only. If any provision of this Plan is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify this Plan under any law deemed applicable by the Administrator, such provisions shall be construed or deemed amended to conform to applicable laws, or if they cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, such provisions shall be stricken to the extent necessary to comply with applicable law, and the remainder of this Plan shall remain in full force and effect.

SECTION 20.  Funding. Benefits payable under this Plan shall constitute an unfunded general obligation of the Company payable from its general assets, and the Company shall not be required to establish any special fund or trust for purposes of paying benefits under this Plan. No Participant shall have any vested right to any particular assets of the Company as a result of participation in this Plan, and each Participant shall be a general creditor of the Company.

SECTION 21.  Section 409A. Notwithstanding any provision of this Plan to the contrary, in light of the uncertainty surrounding the proper application of Section 409A of the Code, the Company may make necessary amendments to this Plan to the extent necessary to avoid imposition of penalties and additional taxes under Section 409A of the Code. It is intended that the provisions of this Plan comply with Section 409A of the Code, and all provisions of this Plan shall be construed and interpreted in a manner consistent with Section 409A of the Code; however, the Company makes no representations or warranties with respect to the tax consequences of the provisions of this Plan or any other plan, program, agreement or arrangement of the Company or any Affiliates, or that they do or will comply in form or operation with Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, any amounts under this Plan that are payable upon a termination of a Participant's employment with the Company that would be treated as non-qualified deferred compensation under Section 409A of the Code will be delayed for six months following the date of any such termination of employment (or, if earlier, the date the Participant dies) if required under Section 409A of the Code, and the Participant will not be entitled to any interest as a result of any such delay.